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                               HEALTHSOURCE, INC.                  EXHIBIT 11

                       COMPUTATION OF NET INCOME PER SHARE
                                   (UNAUDITED)

                                                 Three Months Ended
                                                      June 30,
                                               ---------------------
                                                1996          1995
                                               -------       -------
                                                    (in thousands
                                               except per share data)

Net Income ...............................     $ 6,498       $13,622
Preferred dividend .......................           -        (1,042)
                                               -------       -------
Net income available to
 common stockholders .....................     $ 6,498       $12,580
                                               =======       =======

COMPUTATION OF SHARES OUTSTANDING:
- ----------------------------------
Average weighted common shares
    outstanding ..........................      63,691        62,758
Dilutive effect of stock options issued ..       1,602         1,044
                                               -------       -------
Average weighted common shares and share
    equivalents outstanding ..............      65,293        63,802
                                               =======       =======


NET INCOME PER SHARE:                          $   .10       $   .20
- --------------------



                                                   Six Months Ended
                                                       June 30,
                                                ---------------------
                                                 1996          1995
                                                -------       -------
                                                    (in thousands
                                                except per share data)

Net Income ...............................      $22,060       $25,392
Preferred dividend .......................       (1,128)       (1,042)
                                                -------       -------
Net income available to
 common stockholders .....................      $20,932       $24,350
                                                =======       =======
COMPUTATION OF SHARES OUTSTANDING:
- ----------------------------------
Average weighted common shares
    outstanding ..........................       63,653        62,682
Dilutive effect of stock options issued ..        1,970         1,250
                                                -------       -------
Average weighted common shares and share
    equivalents outstanding ..............       65,623        63,932
                                                =======       =======

NET INCOME PER SHARE:                           $   .32       $   .38
- --------------------














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